Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Forms S-8 (Nos. 333-22523, 333-110200, 333-141407, 333-151604, and 333-222674) of Meta Financial Group, Inc. of our report dated November 30, 2020 relating to the financial statements of Meta Financial Group, Inc. and Subsidiaries, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP
Grand Rapids, Michigan
November 30, 2020